Exhibit 99.1

IMMEDIATE RELEASE                           Press Contact:
-----------------
                                              Stacy Roth
                                              FIND/SVP Inc.
                                              Director, Corporate Communications
                                              (212) 463-6350
                                              sroth@findsvp.com

                                              Investor Contact:
                                              Charles Messman
                                              The MKR Group
                                              (626) 395-9500
                                              charles@mkr-group.com


            FIND/SVP RAISES $13.5 MILLION THROUGH AN EQUITY FINANCING

New York, N.Y, May 10, 2004--FIND/SVP, Inc. (OTCBB:FSVP), a leading provider of business advisory, research and consulting services, today announced that it raised $13.5 million through a private placement of equity securities. The net proceeds will be used for repaying debt, working capital and general corporate purposes, including the financing of potential acquisitions.

The private placement consists of 6,000,000 shares of common stock and five-year warrants to purchase 3,000,000 shares of common stock at an exercise price of $3.00 per share.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, and applicable state securities laws or an applicable exemption from registration requirements. FIND has agreed to file a registration statement covering the resale of the shares of common stock purchased in the private placement, as well as those shares of common stock underlying the warrants.

FORWARD-LOOKING STATEMENTS
The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth-certain risks and uncertainties that


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may have an impact on future  results and direction of the Company.  The Company does not report on its progress during a quarter until after the quarter has been completed and appropriately disclosed its results.

ABOUT FIND/SVP
FIND/SVP, Inc. (http://www.findsvp.com) is a knowledge services company that offers a full suite of custom business intelligence, advisory, research, and consulting solutions to address clients' critical business issues. FIND/SVP helps executives enhance their business performance and profit from opportunities through targeted research and advisory work, providing its over 1,500 member clients with a competitive business advantage. Founded in 1969, FIND/SVP is the second largest member of the global SVP Group, which serves more than 75,000 executives in 11,000 companies worldwide.